EXHIBIT 5.1
August 1, 2016
Boardwalk Pipeline Partners, LP
9 Greenway Plaza, Suite 2800
Houston, Texas 77046
Ladies and Gentlemen:
We have acted as counsel to Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with (i) the proposed issuance and sale from time to time by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $500,000,000 (the “Units”), pursuant to an Equity Distribution Agreement dated as of August 1, 2016 (the “Distribution Agreement”), by and among the Partnership, Boardwalk GP, LP, a Delaware limited partnership, and the general partner of the Partnership and Boardwalk GP, LLC (“BGL”), a Delaware limited liability company and the general partner of Boardwalk GP, LP and Citigroup Global Markets Inc., Barclays Capital Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BTIG, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, MUFG Securities Americas Inc. RBC Capital Markets, LLC, Robert W. Baird & Co. Incorporated, Santander Investment Securities Inc. and Wells Fargo Securities, LLC (the “Managers”) and (ii) the preparation of a Prospectus Supplement dated August 1, 2016 (the “Prospectus Supplement”) and the Prospectus dated December 18, 2015 (the “Base Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-208626) (the “Registration Statement-). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as further amended (the “Partnership Agreement”), (iv) the Distribution Agreement, (v) the resolutions of the Board of Directors of BGL and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.
In rendering the opinion set forth below, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus and the Distribution Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Distribution Agreement has been duly authorized, executed and delivered by the Managers and constitutes a legal, valid and binding obligation of the Managers, and that the Managers have the requisite organizational and legal power and authority to perform their obligations under the Distribution Agreement.
Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Distribution Agreement and upon payment of the consideration therefor provided for therein, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRUPLA”) and except as described in the Registration Statement, the Base Prospectus and Prospectus Supplement).
The opinions expressed herein are limited in all respects to the DRUPLA and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Quarterly Report on Form 10-Q of the Partnership for the period ending June 30, 2016, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,

/S/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.